EXHIBIT 99.(b)

Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

FOR IMMEDIATE RELEASE                       CONTACT: Melanie Forbrick
                                                     813/866-5023
[LOGO OMITTED]

            Florida Progress reports increase in 1998 first-quarter earnings

St. Petersburg, FL....April 17, 1998....Florida Progress Corporation, parent of
St. Petersburg-based Florida Power Corporation, today reported first-quarter 1998 earnings of $50.5 million, or $.52 per share. This compares with $42 million, or $.43 per share, in the first quarter of 1997. Excluding $3.1 million in non-recurring fuel replacements costs associated with the outage of the Crystal River 3 nuclear unit, first-quarter 1998 earnings were $53.6 million, or $.55 per share, compared with $46.8 million, or $.48 per share, for the first quarter of 1997. The increase in earnings is due primarily to customer growth and increased customer usage at Florida Power Corporation and improved operating results at Electric Fuels Corporation, the company's energy and transportation group.

Significant items influencing first-quarter results:

o Crystal River nuclear plant returns to service - On February 15, 1998, Florida Power's nuclear plant returned to service after an extended maintenance outage.

o Non-utility earnings up significantly - Electric Fuels Corporation earnings increased $.05 per share for the quarter compared with the first quarter of 1997. The increase in earnings was the result of a return to normal operating conditions for its inland marine transportation group, along with improved results from the mining operations in its energy and related services group.

o Customer growth and increased usage boost utility sales - With more than 20,000 new residential and commercial customers, Florida Power's customer growth of 1.8 percent continued at more that twice the national average. This combined with colder weather during the first quarter of 1998, compared with the first quarter of 1997, resulted in a
         4.6  percent  increase  in the  retail  kilowatt  hour sales of Florida
         Power.

o Good cost control at the utility - Continued cost control kept operating and maintenance expenses virtually flat for the first quarter of 1998, compared with the first quarter of 1997, despite a growing customer base and the operating and maintenance costs associated with the Tiger Bay facility, which was acquired in July 1997.

                                     - more -

Florida Progress 1998 first-quarter earnings
Add one

Florida Power Corporation, the largest subsidiary of Florida Progress, earned $45.8 million, or $.47 per share, on revenues of $565.2 million for the quarter. This compares with earnings of $41.2 million, or $.42 per share, on revenues of $553.8 million for the same period in 1997.

Electric Fuels earned $8.2 million, or $.08 per share, in the first quarter of 1998. This compares with $3.3 million, or $.03 per share, in 1997. The increase was due primarily to improved operating conditions for the inland marine transportation group and increased coal sales for the energy and related services group.

In the first quarter of 1997, flooding along the Ohio and Mississippi rivers significantly affected earnings for the inland marine transportation group. Normal operating conditions thus far in 1998, combined with a larger barge fleet increased earnings from this group by $2.5 million, or $.03 per share. Lower production costs and increased coal sales increased earnings for the energy and related services group by $1.6 million, or $.02 per share, in the first quarter of 1998 compared with 1997.

Florida Progress Corporation (NYSE:FPC) is a FORTUNE 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power Corporation, one of Florida's largest electric utilities serving 4.5 million residents and businesses in 32 counties in the central and northern portions of the state. Diversified operations include coal mining, marine operations and rail services.

(earnings chart -- see attached)

                                       ###

                                             Three Months Ended                   Twelve Months Ended
                                                  MARCH 31                             MARCH 31
                                     --------------------------------------------------------------------------
                                          1998              1997               1998                1997
                                     ----------------  ----------------  ------------------  ------------------

Revenues                                $787,500,000      $747,500,000      $3,355,600,000      $3,175,000,000
                                     ----------------  ----------------  ------------------  ------------------
Continuing operations before
   non-recurring items                    53,600,000        46,800,000         261,000,000         250,900,000
Non-recurring items                       (3,100,000)       (4,800,000)       (198,200,000)         (6,500,000)
                                     ----------------  ----------------  ------------------  ------------------
Continuing operations                     50,500,000        42,000,000          62,800,000         244,400,000

Discontinued operations                            -                 -                    -        (26,300,000)
                                     ----------------------------------  ------------------  ------------------

Net income                               $50,500,000       $42,000,000         $62,800,000        $218,100,000
                                     ================  ================  ==================  ==================


Earnings (loss) per share (EPS):
Income from continuing operations
   before non-recurring items                 $  .55            $  .48             $  2.69             $  2.59
Non-recurring items                             (.03)             (.05)              (2.04)               (.07)
                                     ----------------  ----------------  ------------------  ------------------
Continuing operations                            .52               .43                 .65                2.52
Discontinued operations                            -                 -                    -              (.27)
                                     ----------------  ----------------  ------------------  ------------------
Consolidated                                  $  .52            $  .43              $  .65             $  2.25
                                     ================  ================  ==================  ==================


Average Common
Shares Outstanding                        97,059,243        97,036,161          97,060,069          96,969,645

Prior periods reflect the recapitalization of the spin-off company, Echelon and its and its associated treatment as discontinued operations.